Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
between
COEUR D’ALENE MINES CORPORATION, as Company
and
THE BANK OF NEW YORK MELLON, as Trustee
Dated as of February 5, 2010
Supplemental to Indenture
Dated as of February 5, 2010
Authorizing the Issuance of
Senior Term Notes due December 31, 2012

     THIS FIRST SUPPLEMENTAL INDENTURE is dated as of February 5, 2010 among COEUR D’ALENE MINES CORPORATION, an Idaho corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a banking corporation duly organized under the laws of the State of New York, as trustee (the “Trustee”).
RECITALS
     A. The Company and the Trustee executed and delivered an Indenture, dated as of February 5, 2010 (the “Base Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other evidences of indebtedness.
     B. Pursuant to resolutions of the Board of Directors, the Company has authorized the issuance of $100,000,000 principal amount of Senior Term Notes due December 31, 2012(the “Notes”).
     C. The entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.
     D. The Company desires to enter into this First Supplemental Indenture pursuant to Section 8.01 of the Base Indenture to establish the form of the Notes in accordance with Section 2.01 of the Base Indenture and to establish the terms of the Notes in accordance with Section 2.03 of the Base Indenture.
     E. All things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.
     NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:
ARTICLE I.
SCOPE AND DEFINITIONS
Section 1.01 Scope of First Supplemental Indenture. Unless stated otherwise herein, this First Supplemental Indenture shall be applicable only with respect to, and govern only the terms of, the Notes, which shall be limited to $100,000,000 aggregate principal amount outstanding at any time. Unless otherwise stated herein, the changes, modifications and supplements contained herein shall not apply to any other Securities that may be issued under the Base Indenture. As the Base Indenture and this First Supplemental Indenture are intended to be read together, unless explicitly modified herein the provisions of the Base Indenture shall apply to the Notes issued under this First Supplemental Indenture and are incorporated by reference herein; provided, however, that in the event of any conflict between the terms of the Base Indenture and this First Supplemental Indenture, the terms of the First Supplemental Indenture shall prevail and control with respect to the Notes issued hereunder.
Section 1.02 Definitions. The terms defined in this Section 1.02 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this First Supplemental Indenture, and for purposes of the Base Indenture as it relates to the Notes, shall have the respective meanings specified in this Section 1.02. Except as otherwise provided in this First Supplemental Indenture, all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Base Indenture. All other terms used in this First Supplemental Indenture that are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the respective meanings assigned to such terms in the Trust Indenture Act and in the Securities Act as in force at the date of the execution of this First Supplemental Indenture. The words “herein”, “hereof”, “hereunder” and words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this First Supplemental Indenture include the plural as well as the singular, and the word “including” shall be deemed to mean “including without limitation.” All references to a “Section”, unless the context otherwise requires, refer to such parts of this First Supplemental Indenture. For the avoidance of doubt, as long as Notes are held through DTC, all references to “Holder” hereunder shall mean DTC or its nominee. Notwithstanding the foregoing sentence, nothing herein shall prevent the giving effect to any written certification, proxy or other authorization furnished by the depository or impair, as between the depository and its agent members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
     “Acceleration Date” has the meaning set forth in Section 4.01.
     “Additional Percentage” has the meaning set forth in Section 2.04(b).
     “Base Indenture” has the meaning set forth in the recitals to this First Supplemental Indenture.
     “Base Premium” means, with respect to any amount then due and payable under a Note, an amount equal to 5% of such amount.
     “Beneficial Ownership Limitation” means 9.9% of the then issued and outstanding Common Shares.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banks in The City of New York are authorized or required by law or executive order to remain closed.
     “Cash Payment Amount” has the meaning set forth in Section 2.04(a).
     “Change of Control” means the occurrence of any of the following transactions or events: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person other than the Company or a direct or indirect wholly-owned subsidiary of the Company; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Common Shares or other voting stock into which the Common Shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Common Shares or any of the outstanding common stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the Common Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, capital stock representing the majority of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction and the proportional voting power of the holders of the Common Shares immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction is in substantially the same proportions as their respective voting power vis-à-vis each other with respect to the Common Shares that they held immediately prior to such transaction; or (ii) that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of the common stock of the surviving entity; (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or (5) during any period of 12 consecutive calendar months, commencing on the date of this First Supplemental Indenture, the ceasing of those individuals (each, a “continuing director”) who (i) were members of the Board of Directors on the first day of each such period or (ii) who subsequently became members of the Board of Directors and whose election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors then on the Board of Directors, to constitute a majority of the Board of Directors. The term “person,” as used in this definition, means any Person and any two or more Persons as provided in Section 13(d)(3) of the Exchange Act.
     “Change of Control Offer” has the meaning set forth in Section 5.01(c).
     “close of business” means 5:00 p.m. (New York time).
     “Closing Price” means, on any particular date, the last trading price per share of the Common Shares on such date on the principal Trading Market on which the Common Shares are then listed, or if there is no such price on such date, then the last bid price on such Trading Market on such date.
     “Common Stock Transfer Agent” has the meaning set forth in Section 2.05.
     “Company Installment Notice” has the meaning set forth in Section 2.04(a).
     “CR Base Payment” has the meaning set forth in Section 5.01.
     “CR Cash Payment Amount” has the meaning set forth in Section 5.01.
     “Daily VWAP” means the daily volume-weighted average price for the Common Shares on the principal Trading Market on which the Common Shares are then listed during the period beginning at 9:30 a.m. (New York time) (or such other time as such Trading Market publicly announces is the official open of trading), and ending at 3:59 p.m. (New York time) (or one minute before such other time as such Trading Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets through its “Volume at Price” function (subject to adjustment to reflect dividends, stock splits, stock combinations or other similar transactions) of the Common Shares pursuant to an individual transaction.

     “Default Interest” has the meaning set forth in Section 2.03(c).
     “Delivery Failure Amount” has the meaning set forth in Section 2.05.
     “Demand Date” has the meaning set forth in Section 2.03(c).
     “Demand Payment Date” has the meaning set forth in Section 2.03(c).
     “DTC” means The Depository Trust Company.
     “DWAC” has the meaning set forth in Section 2.05.
     “EC Payment” has the meaning set forth in Section 2.04(c).
     “EOD Cash Payment Amount” has the meaning set forth in Section 4.01.
     “EOD Base Payment” has the meaning set forth in Section 4.01.
     “Equity Conditions” means each of the following: (i) on each day during the Equity Conditions Measuring Period, all Common Shares to be issued in connection with the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) shall be eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Shares are designated for listing on a Trading Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such exchange nor shall there be any Commission or judicial stop trade order or trading suspension stop order; (iii) any Common Shares to be issued in connection with the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) may be issued in full without violating Section 3.01(b) hereof or the rules or regulations of the Trading Market; (iv) on each day during the Equity Conditions Measuring Period, there shall not have occurred and be continuing, unless waived by the Trustee at the direction of the Holders of a majority in aggregate principal amount of the Notes then Outstanding, either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; (v) on each day during the Equity Conditions Measuring Period the Company shall have no knowledge of any fact that would cause any Common Shares to be issued in connection with any Installment Date (or any other date on or event for which the Equity Conditions are required to be satisfied) not to be eligible for resale by the Holder without restriction and without the need for additional registration under any applicable federal or state securities laws; (vi) on each day during the Equity Conditions Measuring Period, the Company has not provided any Holder with any non-public information in breach of Section 3.6 of the Purchase Agreement; (vii) on each day during the Equity Conditions Measuring Period, neither the Registration Statement (as defined in the Purchase Agreement) nor the Prospectus (as defined in the Purchase Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; (viii) the Company’s transfer agent for the Common Shares is participating in the DTC Fast Automated Securities Transfer Program; (ix) on each day during the Equity Conditions Measuring Period, the Closing Price of the Common Shares is at least $5.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction); and (x) all Common Shares to be issued in connection with the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) are duly authorized and will be validly issued, fully paid and non-assessable upon issuance and the issuance thereof will not require any further approvals of the Board of Directors or shareholders.
     “Equity Conditions Measuring Period” means the period beginning ten Trading Days prior to the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) and ending on and including such Installment Date. For the avoidance of doubt, the Equity Conditions Measuring Period for each Installment Date shall include the Stock Payment Pricing Period and such Installment Date.
     “Event of Default” has the meaning set forth in Section 4.01.
     “Excess Shares” has the meaning set forth in Section 2.04(c).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First Supplemental Indenture” means this First Supplemental Indenture, as amended or supplemented from time to time.
     “Global Notes” has the meaning set forth in Section 2.02(b).
     “IA Additional Cash Payment” has the meaning set forth in Section 2.04(b).
     “IA Base Payment” has the meaning set forth in Section 2.04(b).
     “IA Non-Stock Base Payment” has the meaning set forth in Section 2.04(b).
     “Indebtedness” means without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products; (c) all capital lease obligations; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets; (f) all synthetic leases; and (g) any obligation guaranteeing (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.
     “Indenture” means the Base Indenture as supplemented and amended by this First Supplemental Indenture.
     “Initial Installment Date” means March 31, 2010.
     “Installment Amount” means, with respect to (a) any Installment Date other than the Maturity Date, an amount equal to 1/12th of the original principal amount of the Notes plus all accrued but unpaid interest under the Notes, including Default Interest (if any) and (b) the Maturity Date, all outstanding principal and interest and other amounts due and payable under the Notes.

     “Installment Date” means each March 31, June 30, September 30 and December 31, beginning on the Initial Installment Date and ending on the Maturity Date. Notwithstanding anything contained in the Notes to the contrary and for all purposes hereunder, the Maturity Date shall be deemed to be an Installment Date.
     “Installment Notice Date” has the meaning set forth in Section 2.04.
     “interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes, including Default Interest, if any.
     “Major Subsidiary” means any of Coeur Alaska, Inc., an Alaska corporation, Coeur Mexicana S.A. de C.V., a Mexican sociedad anónima de capital variable, and Empresa Minera Manquiri, a Bolivian sociedad anónima.
     “Maturity Date” means December 31, 2012.
     “Maximum Share Amount” has the meaning set forth in Section 2.06.
     “Notes” means any Notes issued, authenticated and delivered under this First Supplemental Indenture, including any Global Notes.
     “Notice of Redemption” has the meaning set forth in Section 5.01(a).
     “Permitted Issuance” means any issuance of Common Shares in respect of the Notes that is (a) in excess of the Maximum Share Amount and (b) permitted by the applicable rules and regulations of the principal Trading Market on which the Common Shares are listed or traded and for which Shareholder Approval has been obtained.
     “Purchase Agreement” means the Securities Purchase Agreement, dated as of February 5, 2010, by and among Coeur D’Alene Mines Corporation and the Purchasers thereto.
     “record date” means March 15, June 15, September 15 and December 15, beginning on March 15, 2010 and ending on December 15, 2012, in each case whether or not a Business Day.
     “Redemption Date” has the meaning set forth in Section 5.01(a).
     “Redemption Price” has the meaning set forth in Section 5.01(a).
     “Repurchase Date” has the meaning set forth in Section 5.01(b).
     “Repurchase Offer Change of Control” has the meaning set forth in Section 5.01(b).
     “Stockholder Approval” means stockholder approval of the issuance of Common Shares in respect of the Notes in excess of the Maximum Share Amount in accordance with applicable law and the rules and regulations of the principal Trading Market on which the Common Shares are listed or traded.
     “Stock Payment Amount” has the meaning set forth in Section 2.04(a).

     “Stock Payment Price” means, with respect to any date when any amount under the Notes is due and payable, that price which shall be computed as 90% of the arithmetic average of the four lowest Daily VWAPs of the Common Shares during the Stock Payment Pricing Period. All such determinations will be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction.
     “Stock Payment Pricing Period” means, with respect to any date when any amount under the Notes is due and payable, the ten Trading Days immediately prior to such date.
     “Trading Day” means a day on which the Common Shares are traded on a Trading Market, or, if the Common Shares are not so traded, a Business Day.
     “Trading Market” means the New York Stock Exchange or the Nasdaq Global Select Market.
ARTICLE II.
THE NOTES
Section 2.01 Designation, Amount and Issuance of Notes. The Notes shall be designated as “Senior Term Notes due December 31, 2012.” The Notes will not exceed the aggregate principal amount of $100,000,000.
Section 2.02 Form of the Notes.
     (a) The Notes and the Trustee’s certificate of authentication to be borne by the Notes shall be substantially in the form set forth in Exhibit A hereto. The terms and provisions attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. In the event of any inconsistency between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.
     (b) The Notes shall be issuable in whole in the registered form of one or more Notes in global form registered in the name of the Depository or the nominee of the Depository (“Global Notes”).The transfer and exchange of beneficial interests in any such Global Notes shall be effected through the Depository in accordance with the Indenture and the applicable procedures of the Depository.
     (c) Any Global Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby from time to time may be increased or reduced to reflect repurchases, conversions, transfers or exchanges permitted by this First Supplemental Indenture. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee or the custodian for the Global Note, at the direction of the Trustee, in such manner and upon instructions given by the Company in accordance with the Indenture. Payments of principal of and interest and premium, if any, on any Global Notes shall, to the extent paid in cash, be made to the Depository in immediately available funds.
     (d) Notes may be issued in certificated form in exchange for interests in the Global Note only in the limited circumstances specified in Section 2.13 of the Base Indenture.
Section 2.03 Date and Denomination of Notes; Payment at Maturity; Payment of Interest.
     (a) Date and Denomination. The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Notes attached as Exhibit A hereto or from the most recent Installment Date to which interest has been paid or duly provided for.
     (b) Payment at Maturity. The Notes shall mature on December 31, 2012, unless earlier redeemed or repurchased in accordance with the provisions of this First Supplemental Indenture. A Holder must surrender the Notes held by such Holder to the Paying Agent as a condition to collecting the final payment of principal and interest and any other amounts due and payable thereon.
     (c) Payments of Principal and Interest. The Company will pay the principal of and interest and premium, if any, on the Notes as set forth in the Notes. The amounts of principal and interest corresponding to each Installment Date are set forth on Exhibit B attached hereto, without giving effect to any IA Base Payment, IA Additional Cash Payment, EC Payment, IA Non-Stock Base Payment, Delivery Failure Amount, EOD Cash Payment Amount, EOD Base Payment, CR Base Payment, CR Cash Payment Amount, liquidated damages or other adjustments as provided in this First Supplemental Indenture, and as necessary to reflect any repurchase of Notes by the Company. Interest on the Notes will accrue at an annual rate equal to 6.50%, provided, however, that upon the occurrence of an Event of Default, the Company will pay interest to the Holder on the outstanding principal balance of and unpaid interest on the Notes from the date of the Event of Default until such Event of Default is cured (if applicable) at a rate equal to the lesser of (x) 15% and (y) the maximum applicable legal rate per annum (“Default Interest”). Except as set forth in the subsequent paragraph, interest shall be paid on each Installment Date as set forth in Section 2.04, commencing on the Initial Installment Date, to the Person in whose name any Notes are registered on the security register at the close of business on any record date with respect to the applicable Installment Date. If an Installment Date is not a Business Day, payment shall instead be made on the next succeeding Business Day, and no additional interest shall accrue on the Notes for the intervening period. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
     Amounts due under the Notes that are to be payable in cash and not in Common Shares shall be paid as follows:
     (i) any Global Notes by wire transfer of immediately available funds to the account of the Depository or its nominee;
     (ii) any Notes in certificated form having an original principal amount of $1,000,000 or more by wire transfer in immediately available funds in accordance with written instructions of the Holder duly delivered to the Trustee at least five Business Days prior to the relevant Installment Date; or
     (iii) any Notes in certificated form having a principal amount of less than $1,000,000, by check mailed to the address of the Person entitled thereto as it appears in the security register, or by wire transfer.
     Accrued but unpaid Default Interest will be: (i) paid on the next succeeding Installment Date in accordance with Section 2.04; (ii) at any time prior to an Acceleration Date, paid at the option of the Company together with its payment of all other amounts then due and payable on the Notes; (iii) on or after an Acceleration Date, deposited with the Trustee in connection with any deposit of principal or interest pursuant to Section 4.01; or (iv) paid in whole or in part, in cash, upon the demand of the Trustee at the direction of the Holders of not less than 25% in aggregate principal amount of Notes then Outstanding (the date that the Trustee demands such payment in cash, a “Demand Date”). To the extent that the Trustee demands payment of all or any portion of any Default Interest, such Default Interest shall be due and payable on the first Business Day after such Demand Date (a “Demand Payment Date”), and the Company shall deliver to the Trustee by wire transfer of immediately available funds on such Demand Payment Date an amount in cash equal to the amount of Default Interest due and payable on such Demand Payment Date plus the Base Premium.
Section 2.04 Installment Amount Cash or Stock Payment.
     (a) General. On each applicable Installment Date, the Company shall pay to each Holder the Installment Amount due on such Installment Date, at the Company’s option, in cash or Common Shares or any combination of cash and Common Shares, subject to the provisions of this Article II; provided, however, that no portion of the Installment Amount may be paid in Common Shares unless (A) the Equity Conditions are satisfied, or waived, as applicable, by the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then Outstanding, except that after the third Trading Day of the applicable Stock Payment Pricing Period, the failure of the Equity Condition described in clause (ix) of the definition of “Equity Conditions” to be satisfied may not be waived and (B) the Maximum Share Amount has not been exceeded.
     On a date not less than 11 Trading Days prior to each Installment Date (the “Installment Notice Date”), the Company shall deliver a written notice (a “Company Installment Notice”) to the Trustee and the Holders, which shall either: (i) confirm that the entire applicable Installment Amount shall be paid in cash; or (ii) (A) state that the Company elects to pay all or a portion of the Installment Amount in Common Shares, (B) specify the portion which the Company elects to pay in cash (such amount, the “Cash Payment Amount”) and the portion that the Company elects to pay in Common Shares (such portion a “Stock Payment Amount”), which amounts when added together must equal the applicable Installment Amount and (C) certify that the Equity Conditions are then satisfied (it being understood that the Trustee shall be relying conclusively on such certification). If (x) the Company does not timely deliver a Company Installment Notice in accordance with this Section 2.04(a) or (y) the Equity Conditions are not satisfied, then the Company shall be deemed to have delivered a Company Installment Notice electing to pay the entire Installment Amount in cash. Any Cash Payment Amount shall be paid in accordance with

Section 2.04(b) and any Stock Payment Amount shall be paid in accordance with Section 2.04(c). Each Company Installment Notice, whether actually given or deemed given, shall be irrevocable.
     (b) Mechanics of Cash Payment. On each Installment Date (in addition to any portion of the Installment Amount required to be paid in Common Shares pursuant to Section 2.04(c), if any): (i) to the extent that the Company elects to pay 50% or less of the applicable Installment Amount in cash, then the Company shall pay to each Holder an amount in cash equal to such percentage of the Installment Amount; or (ii) to the extent that the Company elects (or is deemed to have elected) to pay more than 50% of the applicable Installment Amount in cash (the amount by which the percentage of the Installment Amount the Company elects to pay in cash exceeds 50%, the “Additional Percentage”), then the Company shall pay to each Holder an amount in cash equal to the sum of (x) 50% of the Installment Amount and (y) the IA Additional Cash Payment if the Daily VWAP can be determined on each day of the Stock Payment Pricing Period or, if the Daily VWAP cannot be determined on each day of the Stock Payment Pricing Period, the IA Base Payment.
     The “IA Additional Cash Payment” shall be determined according to the following formula:
     For the purposes of the foregoing formula:
     IA= the IA Additional Cash Payment Amount.
     X = the Installment Amount payable on the applicable Installment Date.
     Y = the Stock Payment Price for the applicable Installment Date.
     Z = the highest Daily VWAP during the Stock Payment Pricing Period for the applicable Installment Date.
     P% = the Additional Percentage.
     The “IA Base Payment” shall be determined according to the following formula:
IB = 1.15 x X x P%
     For the purposes of the foregoing formula:
     IB = IA Base Payment
     X = the Installment Amount payable on the applicable Installment Date
     P% = the Additional Percentage.
     (c) Mechanics of Stock Payment. On each Installment Date, to the extent that the Company elects to pay all or any portion of the applicable Installment Amount in Common Shares, and the Daily VWAP can be determined on each day of the Stock Payment

Pricing Period, the applicable Stock Payment Amount shall be paid in a number of Common Shares equal to the Stock Payment Amount divided by the Stock Payment Price for such Installment Date. The Company shall deliver the Common Shares to be paid in accordance with the mechanics for delivery set forth in Section 2.05. To the extent that the aggregate number of Common Shares to be delivered to all of the Holders pursuant to Section 2.05 in respect of any individual Stock Payment Amount exceeds the Beneficial Ownership Limitation, then, in addition to delivery of the number of Common Shares that would not exceed the Beneficial Ownership Limitation, the Company shall pay to the Trustee on behalf of each Holder in lieu of such number of Common Shares that would exceed the Beneficial Ownership Limitation (such excess number of shares, the “Excess Shares”) an amount in cash equal to the portion of the Stock Payment Amount that would otherwise be payable in respect of the Excess Shares. Notwithstanding the foregoing:
     (i) if the Equity Conditions are neither (x) satisfied nor (y) waived, as applicable, by the Trustee at the direction of the Holders of a majority of the aggregate principal amount of the Notes then Outstanding, then the Company shall pay, not more than three Trading Days after the Installment Date, an amount in cash equal to the EC Payment, in lieu of such Stock Payment Amount;
     (ii) to the extent that the Maximum Share Amount would be exceeded by such Stock Payment Amount when aggregated with any Common Shares already issued in respect of the Notes, then that portion of such Stock Payment Amount that would not exceed the Maximum Share Amount shall be delivered to the Trustee on behalf of each Holder pursuant to Section 2.05, ratably based on the then-Outstanding principal amount of the Notes held by such Holder relative to the aggregate principal amount of the Notes then Outstanding, and the Company shall pay to the Trustee on behalf of such Holder, not more than three Trading Days after the Installment Date, an amount in cash equal to the EC Payment, in lieu of any remainder of such Stock Payment Amount; and
     (iii) if the Daily VWAP cannot be determined on each day of the Stock Payment Pricing Period, then the Company shall pay to the Trustee on behalf of the Holders the IA Non-Stock Base Payment in lieu of a Stock Payment Amount.
     The “EC Payment” shall be determined according to the following formula:
     For the purposes of the foregoing formula:
     EC= the EC Payment.
     X = the Stock Payment Amount (or, in the case that the Maximum Share Amount would be exceeded by such Stock Payment Amount when aggregated with Common Shares already issued in respect of the Notes, only that portion of the Stock Payment Amount that would exceed the Maximum Share Amount).
     Y = the Stock Payment Price for the applicable Installment Date.

     Z = the highest Daily VWAP during the Stock Payment Pricing Period for the applicable Installment Date.
     The “IA Non-Stock Base Payment” shall be determined according to the following formula:
NS = 1.15 x X x S%
     For the purposes of the foregoing formula:
     NS = IA Non-Stock Base Payment
     X = the Installment Amount payable on the applicable Installment Date
     S% = the percentage of the applicable Installment Amount that the Company elected to pay in Common Shares.
Section 2.05 Mechanics for Delivery of Shares. Not later than three Trading Days after any Installment Date (the “Delivery Date”), the Company or its designated agent for the Common Shares (the “Common Stock Transfer Agent”) shall instruct the Trustee to instruct DTC to credit such aggregate number of Common Shares to which the applicable Holder shall be entitled, free from any restrictive legend, to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system. In connection with any such action, the Trustee shall be entitled to receive and be fully protected in relying upon written instructions from the Company.
     If such Common Shares are not delivered by the Delivery Date, the Company shall:
     (i) instruct the Trustee to instruct DTC to deliver such Common Shares to the applicable Holder’s or its designee’s balance account with DTC through the DWAC system not later than the fifth Trading Day after the Delivery Date, or at any time after the Delivery Date, but not later than the fifth Trading Day after the Delivery Date, pay in cash either the Delivery Failure Amount or, if the Daily VWAP cannot be determined on each day of the Stock Payment Pricing Period, the IA Non-Stock Base Payment applicable to such Common Shares.
The “Delivery Failure Amount” shall be determined according to the following formula:
For the purposes of the foregoing formula:
DFA = the Delivery Failure Amount.
X = the portion of the Stock Payment Amount in respect of Common Shares that the Company has failed to deliver to the Holder.
Y = the Stock Payment Price for the Installment Date in respect of such Stock Payment Amount.

Z = the highest Daily VWAP during the period commencing on the Installment Notice Date for the Installment Date in respect of such Stock Payment Amount and ending on the date that the Company pays to the Holder the Delivery Failure Amount.
and
     (ii) pay to the Trustee on behalf of the Holders, in cash, an amount per Trading Day for each Trading Day after the Delivery Date until such Delivery Failure Amount is paid in cash or such Common Shares are delivered to the applicable Holder’s or its designee’s balance account with DTC through the DWAC system, together with interest on such amount at a rate equal to the sum of (A) the lesser of 15% and the maximum applicable legal rate per annum, plus (B) 1% of the portion of the Stock Payment Amount in respect of Common Shares that the Company has failed to deliver to the Holder for each of the first five Trading Days after the Delivery Date and 2% of the portion of the Stock Payment Amount in respect of Common Shares that the Company has failed to deliver to the Holder for each Trading Day thereafter (which amount shall be paid as liquidated damages and not as a penalty).
     If any fractional Common Share otherwise would be issuable as a result of the issuance of Common Shares to pay principal, premium or interest due on the Notes, the Company shall calculate and pay to the Trustee on behalf of the Holders a cash adjustment in lieu of such fractional share at a rate equal to the Daily VWAP per share for the Common Shares for the five Trading Days immediately preceding the first Trading Day prior to the applicable Installment Date.
Section 2.06 Issuance Limitations. The total number of Common Shares issued or issuable on any Installment Date in payment of principal, premium and interest on the Notes (including payment of interest on the Notes for purposes of any such rule or regulation) shall not (when aggregated with any Common Shares already issued in respect of the Notes) exceed the maximum number of Common Shares which the Company can so issue pursuant to any rule or regulation of the New York Stock Exchange (or any other principal United States securities market on which the Common Shares trade) (the “Maximum Share Amount”), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Shares occurring after the original issue date of the Notes. The limitation set forth in this Section 2.06 shall not apply if the issuances of Common Shares in lieu of cash are Permitted Issuances. In no event shall the Trustee be responsible for monitoring such issuance limitations.
Section 2.07 Other Terms of the Notes.
     (a) Except as provided in this First Supplemental Indenture, the Notes shall not be subject to redemption, repurchase or repayment at the option of the Company or any Holder thereof.
     (b) Article 10 of the Base Indenture shall not apply to this First Supplemental Indenture or the Notes.

     (c) Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.
     (d) The Notes are not convertible into Common Shares or other securities of the Company.
ARTICLE III.
COVENANTS
Section 3.01 Covenants.
     For so long as any Notes are Outstanding, without the consent of the Holders of a majority in aggregate principal amount of the Notes then Outstanding:
     (a) Corporate Existence. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.
     (b) Regulatory Compliance. If any Common Shares to be reserved for the purpose of paying Installment Amounts require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation before such shares may be validly issued or delivered in connection with a payment of an Installment Amount, the Company, at its sole cost and expense, in good faith and as expeditiously as possible, shall use its best efforts to secure such registration, listing or approval, as the case may be.
     (c) Issue Taxes. The Company shall pay all issue and other taxes, excluding federal, state or local income taxes, that may be paid in respect of its issue or delivery of Common Shares in accordance with the Notes.
     (d) Equal Treatment of Holders. No consideration shall be offered or paid to any Holder to amend or waive or modify any provision of the Notes, the Base Indenture or this First Supplemental Indenture unless the same consideration is also offered to all of the Holders. This provision constitutes a separate right granted to each Holder by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.
     (e) Ranking. The Notes will be the general senior unsecured obligations of the Company and will rank in right of payment:
     (i) equally among themselves and with all other existing and future obligations of the Company that are unsecured and unsubordinated;
     (ii) senior to any future subordinated Indebtedness of the Company;

     (iii) effectively junior to any existing and future secured Indebtedness of the Company to the extent of the value of the collateral securing such Indebtedness; and
     (iv) structurally subordinated to the Indebtedness and other liabilities of the Subsidiaries.
ARTICLE IV.
DEFAULTS AND REMEDIES
Section 4.01 Events of Default. The provisions of this Section 4.01 shall supersede and replace the provisions of Section 5.01 of the Base Indenture for purposes of the Notes. Each of the following events is an “Event of Default”:
     (a) the Company shall fail to pay to the Holder any amount of principal, interest or other amounts when and as due under the Notes, or to deliver Common Shares required to be delivered by the Company on any Delivery Date, which failure is not cured within five Business Days after the date that such payment was due or such shares were required to be delivered, as applicable; or
     (b) the Company shall fail to observe or perform any other covenant, condition or agreement contained in the Notes, the Base Indenture or this First Supplemental Indenture, which failure is not cured, if possible to cure, within 30 days after notice of such default was sent by the Trustee or by the Holders of at least 25% in principal amount of the Outstanding Notes; or
     (c) the Company shall fail to pay liquidated damages under the Notes, including, without limitation, pursuant to Section 2.05; or
     (d) any representation or warranty made by the Company in the Notes, the Base Indenture or this First Supplemental Indenture shall prove to have been false or incorrect or breached in a material respect on the date as of which it was made; or
     (e) the Company or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness under the Notes) the aggregate principal amount of which Indebtedness is in excess of $25,000,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, as a result of which default or other event or condition the holder or holders or beneficiary or beneficiaries of such Indebtedness or a trustee on their behalf have declared such Indebtedness to be due prior to its stated maturity; or
     (f) the Company or any of its Major Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, (vii) admit in writing its inability to pay its debts generally as they mature, (viii) call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (ix) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or
     (g) a proceeding or case shall be commenced in respect of the Company or any of its Major Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Company or any of its Major Subsidiaries or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 30 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its Major Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its Major Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 30 days.
     Notwithstanding any other paragraph of this Section 4.01 or the Base Indenture, and without limitation of (i) the remedies of a Holder pursuant to Article II in the event of a failure to deliver Common Shares or (ii) the right of a Holder pursuant to Section 2.04(c)(i) to receive an amount in cash equal to the EC Payment in lieu of a Stock Payment Amount in the event that the Equity Conditions are neither satisfied nor waived, any failure to perform, or breach of, any covenant or agreement of the Company in respect of the Notes contained in Section 314(a)(1) of the Trust Indenture Act shall not be a default or an Event of Default. Except as set forth in this First Supplemental Indenture, remedies against the Company for any such failure or breach will be limited to liquidated damages as described in the following sentence, and Holders shall not have any right to accelerate the maturity of the Notes as a result of any such failure or breach. Instead, if there is such a failure or breach of the Company’s obligation under Section 314(a)(1) of the Trust Indenture Act and continuance of such failure or breach for a period of 60 days after the date on which there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the then-Outstanding Notes, a written notice specifying such failure or breach and requiring it to be remedied and stating that such notice is a “Notice of Reporting Noncompliance” hereunder, the Company will pay liquidated damages to all Holders of Notes, at a rate per year equal to 0.25% of the outstanding principal amount of such Notes from the 60th day following such notice to and including the 150th day following such notice and at a rate per year equal to 0.5% of the principal amount of such Notes from and including the 151st day following such notice, until such failure or breach is cured. Any such liquidated damages shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. In the event that the Company is required to pay such liquidated damages, the Company shall provide a written notice to the Trustee (and if the Trustee is not the Paying Agent, the Paying Agent) no later then five

Business Days prior to the payment date for the payment of such liquidated damages setting forth the amount of such liquidated damages to be paid by the Company on such payment date and directing the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) to make such payment to the extent it receives funds from the Company to do so. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether such liquidated damages are payable, or with respect to the nature, extent or calculation of the amount of liquidated damages owed.
     If an Event of Default occurs under clause (f) or (g) above, the principal of and interest on the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes.
     If an Event of Default (other than an Event of Default occurring as a result of clause (f) or (g)) with respect to Notes shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of Notes then Outstanding by written notice to the Company may declare the principal amount of all Notes and accrued and unpaid interest thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. This provision, however, is subject to the condition that if at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the amounts due shall have been obtained or entered as hereinafter provided, the Company shall have paid or deposited with the Trustee sufficient funds to pay all matured installments of interest, if any, upon all the Notes and the principal of the Notes and any other amounts that shall have become due (including, without limitation, any IA Base Payment, IA Additional Cash Payment, EC Payment, IA Non-Stock Base Payment, Delivery Failure Amount, EOD Cash Payment Amount, EOD Base Payment, CR Base Payment, CR Cash Payment Amount or liquidated damages) other than by such acceleration (with interest upon such principal and other amounts and, to the extent that payment of such interest is enforceable under applicable law, upon overdue installments of interest, at the rate borne by the Notes to the date of such payment or deposit) and all other defaults under this First Supplemental Indenture, other than the nonpayment of the principal of Notes that shall have become due by such acceleration, shall have been remedied, then and in every such case the Holders of a majority in aggregate principal amount of the Notes then Outstanding, by written notice to the Company and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.
     Subject to the provisions of Article 6 of the Base Indenture, in case an Event of Default with respect to the Notes shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it hereby at the request or direction of any Holder, unless such Holder shall have offered to such Trustee security or indemnity satisfactory to it.
     Upon the date of any acceleration of the amounts due and payable under the Notes in accordance with this Section 4.01 (an “Acceleration Date”), the Company shall deliver to the Trustee on behalf of the Holders by wire transfer of immediately available funds an amount in cash equal to the arithmetic average of the entire amount due and payable under the Notes and, if the Daily VWAP can be determined on each day of the Stock Payment Pricing Period, the EOD

Cash Payment Amount or, if the Daily VWAP cannot be determined on each day of the Stock Payment Pricing Period, the EOD Base Payment.
     The “EOD Cash Payment Amount” shall be determined according to the following formula:
For the purposes of the foregoing formula:
EOD = the EOD Cash Payment Amount.
X = the entire outstanding principal amount of the Notes, all interest on the outstanding principal amount of the Notes due through the Maturity Date and all other amounts due under the Notes.
Y = the Stock Payment Price for the Acceleration Date.
Z = the highest Daily VWAP during the Stock Payment Pricing Period for the Acceleration Date.
The “EOD Base Payment” shall be determined according to the following formula:
EODB = X x 1.15
For purposes of the foregoing formula:
EODB = the EOD Base Payment
X = the entire outstanding principal amount of the Notes, all interest on the outstanding principal amount of the Notes due through the Maturity Date and all other amounts due under the Notes.
Section 4.02 Collection of Indebtedness by Trustee; Trustee May Prove Debt. For purposes of this First Supplemental Indenture and the Notes, the reference to “30 days” in the first sentence of Section 5.02 of the Base Indenture shall be replaced with “five Business Days.”
Section 4.03 Limitations on Suits by Holders. The provisions of this Section 4.03 of this First Supplemental Indenture shall supersede and replace the provisions of Section 5.05 of the Base Indenture for purposes of the Notes.
Limitation on Suits by Holders. No Holder of any Note shall have any right, by virtue or by availing of any provision of this Indenture, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof and the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee security or indemnity satisfactory to it as it may require, against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 45 days after its receipt of such notice, request and offer of security or indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee during such 45-day period by Holders of a majority in principal amount of the Notes then Outstanding; it being understood and intended, and being expressly covenanted by the Holder of every Note with every other Holder of a Note and the Trustee, that no one or more Holders of Notes shall have any right in any manner whatever, by virtue or by availing of any provision of this Indenture, to affect, disturb or prejudice the rights of any other such Holder of Notes, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
ARTICLE V.
CONSOLIDATION, MERGER SALE OR CONVEYANCE
Section 5.01 The provisions of this Section 5.01 shall be in addition to the provisions of Article 9 of the Base Indenture for purposes of the Notes.
     (a) Within 90 days of a Change of Control, the Company may redeem the Notes in accordance with the provisions of Article 11 of the Base Indenture as supplemented hereby, in whole but not in part, at a cash redemption price (the “Redemption Price”) equal to the arithmetic average of (i) the entire outstanding principal amount of the Notes and all interest payable through the Maturity Date, except for any Installment Amount payable on an Installment Date having a record date prior to the date the Notice of Redemption is mailed and (ii) if the Daily VWAP can be determined on each day of the Stock Payment Pricing Period, the CR Cash Payment Amount or, if the Daily VWAP cannot be determined on each day of the Stock Payment Pricing Period, the CR Base Payment. Notice of Redemption of the Notes pursuant to this Section 5.01(a) (“Notice of Redemption”) shall be mailed to the Holders not more than 30 days following the occurrence of a Change of Control, which notice shall state the date of redemption of the Notes (the “Redemption Date”), which shall be no later than 30 days from the date such notice is mailed. The Redemption Price shall be payable on the Redemption Date.
     The “CR Cash Payment Amount” shall be determined according to the following formula:
     For the purposes of the foregoing formula:
     CR= the CR Cash Payment Amount.

X = the entire outstanding principal amount of the Notes and all interest payable through the Maturity Date and any other amounts due under the Notes, except for any Installment Amount payable on an Installment Date having a record date prior to the date the Notice of Redemption is mailed.
Y = the Stock Payment Price for the Redemption Date.
Z = the highest Daily VWAP during the Stock Payment Pricing Period for the Redemption Date.
The “CR Base Payment” shall be determined according to the following formula:
CRBP = X x 1.15
For purposes of the foregoing formula:
CRBP = the CR Base Payment
X = the entire outstanding principal amount of the Notes and all interest payable through the Maturity Date and any other amounts due under the Notes, except for any Installment Amount payable on an Installment Date having a record date prior to the date the Notice of Redemption is mailed.
     (b) Upon a Change of Control as a result of which the worldwide market value of the Company’s outstanding Common Shares held by non-affiliates is more than 10% less, immediately following the transaction or event that caused such Change of Control, than the worldwide market value of the Company’s outstanding Common Shares held by non-affiliates was immediately prior to such transaction or event (such a Change of Control a “Repurchase Offer Change of Control”), each Holder shall have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 100% of the outstanding principal amount of the Notes and all interest payable through the date of such repurchase (such amount, the “Repurchase Price” and such date, the “Repurchase Date”), subject (in the event that there is an Installment Date having a record date prior to the date the Change of Control Offer is mailed) to the right of Holders of record on such record date to receive the Installment Amount due on such Installment Date; provided, however, that notwithstanding the occurrence of a Change in Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 5.01(b) in the event that it has mailed Notice of Redemption of the Notes pursuant to Section 5.01(a).
     (c) Within 30 days following any Repurchase Offer Change of Control (except as provided in the proviso to Section 5.01(b)), the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
     (1) that a Repurchase Offer Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at the Repurchase Price (which shall be set forth in such notice) in cash, subject (in the event that there is an Installment Date having a record date prior to the date the Change of Control Offer is mailed) to the right of Holders of record on such record date to receive the Installment Amount due on such Installment Date;

     (2) the circumstances and relevant facts and financial information regarding such Repurchase Offer Change of Control;
     (3) the Repurchase Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
     (4) the instructions determined by the Company, consistent with this Section, that a Holder must follow in order to have its Notes purchased.
     (d) Holders electing to have Notes purchased shall be required to surrender such Notes, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Any Holder shall be entitled to withdraw its election if the Trustee or the Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes which were delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Notes purchased. Notwithstanding the foregoing, Holders of Notes represented by an interest in the Global Notes shall tender their Notes in accordance with applicable procedures of DTC.
     (e) On the Repurchase Date, all Notes purchased by the Company under this Section shall be delivered to the Trustee for cancellation, and the Company shall pay the Repurchase Price, if any, to the Holders entitled thereto.
     (f) Notwithstanding the foregoing provisions of this Section, the Company will not be required to make a Change of Control Offer upon a Repurchase Offer Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 5.01(c) applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          (g) The Company shall advise the Trustee promptly of any Change of Control and whether it is a Repurchase Offer Change of Control.
          (h) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.
ARTICLE VI.
AMENDMENTS TO BASE INDENTURE
Section 6.01 The provisions of this Section 6.01 shall supersede and replace the provisions of Section 2.04(a) of the Base Indenture and such amendment shall be effective for any Series of Securities issued thereunder.

(a) a copy of any resolution or resolutions of the Board of Directors relating to such Series, in each case certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate;
Section 6.02 The provisions of this Section 6.02 shall be deemed to be included as the final paragraph of Section 2.13 of the Base Indenture and such amendment shall be effective for any Series of Securities issued thereunder.
Neither the Trustee nor any agent of the Trustee shall have any responsibility for actions taken or not taken by the Depository.
Section 6.03 The provisions of this Section 6.03 shall supersede and replace the provisions of the last paragraph of Section 4.03 of the Base Indenture and such amendment shall be effective for any Series of Securities issued thereunder.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
Section 6.04 The provisions of this Section 6.04 shall supersede and replace the provisions of Section 5.11 of the Base Indenture and such amendment shall be effective for any Series of Securities issued thereunder.
Suits for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Trustee may proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.
Section 6.05 The provisions of this Section 6.05 shall supersede and replace the provisions of Section 6.05 of the Base Indenture and such amendment shall be effective for any Series of Securities issued thereunder.
Notice of Defaults. If a default occurs and is continuing with respect to the Securities of any Series and is known to the Trustee, the Trustee shall mail to each Holder of the Securities of such Series notice of such default within 60 days after the Trustee obtains knowledge of such default unless such default shall have been cured or waived. Except in the case of a default in the payment of the principal of, premium, if any, or interest on the Securities of any Series, including payments pursuant to the redemption provisions of the Securities of such Series, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of Holders of such Series.

Section 6.06 The provisions of this Section 6.06 shall supersede and replace the provisions of the second-to-last paragraph of Section 6.08 of the Base Indenture and such amendment shall be effective for any Series of Securities issued thereunder.
If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company or the Holders of a majority in aggregate principal amount of the Outstanding Securities of each affected Series may petition any court of competent jurisdiction for the appointment of a successor Trustee.
Section 6.07 The provisions of this Section 6.09 shall supersede and replace the provisions of Section 8.02(a) of the Base Indenture for purposes of the Notes only.
(a) change the stated maturity date of any Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption or repurchase thereof, or change the time at which the Notes may be redeemed, or impair or affect the right of any Holder to receive payment of principal (whether in cash or Common Shares) of, and interest on, the Notes or to institute suit for payment thereof, or impair or affect the right of any Holder to receive payment of any IA Base Payment, IA Additional Cash Payment, EC Payment, IA Non-Stock Base Payment, Delivery Failure Amount, EOD Cash Payment Amount, EOD Base Payment, CR Cash Payment Amount, CR Base Payment or amend or modify the provisions Section 2.04(a) of the First Supplemental Indenture relating to waiver of the failure of the Equity Condition described in clause (ix) of the definition of “Equity Conditions” to be satisfied, or amend or modify the definition of “Equity Conditions”; or
ARTICLE VII.
MISCELLANEOUS
Section 7.01 Definitions. Capitalized terms used but not defined in this First Supplemental Indenture have the meanings ascribed thereto in the Base Indenture.
Section 7.02 Confirmation of Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
Section 7.03 Governing Law. This First Supplemental Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of laws principles that would require the application of any other law.
Section 7.04 Separability. In case any provision in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.05 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
Section 7.06 No Benefit. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this First Supplemental Indenture or the Base Indenture.
Section 7.07 Calculations. In no event shall the Trustee be responsible for making any calculations hereunder or for determining amounts to be paid or for monitoring any stock price. For the avoidance of doubt, the Trustee shall rely conclusively on the calculations and information provided to the Trustee by the Company as to each of the foregoing, including, but not limited to Daily VWAP, Closing Price, Stock Payment Price, Installment Amount, Cash Payment Amount, Stock Payment Amount, IA Additional Cash Payment, IA Base Payment, EC Payment, IA Non-Stock Base Payment, Delivery Failure Amount, Maximum Share Amount, EOD Cash Payment Amount, EOD Base Payment, CR Cash Payment Amount or CR Base Payment. Nor shall the Trustee be charged with knowledge of or have any duties to monitor whether a Change of Control has occurred or the Equity Conditions are satisfied, nor for monitoring any Stock Payment Pricing Period, Beneficial Ownership Limitation or Equity Conditions Measuring Period, or any measuring period, except to the extent that the certification in Section 2.04(b) is delivered to the Trustee. In each of the above-described cases, the Company shall make all such calculations and measurements, and, if notified to the Trustee, the Trustee shall be fully protected in relying thereon.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

COEUR D’ALENE MINES CORPORATION, as Company
By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

[First Supplemental Indenture]

EXHIBIT A
FORM OF NOTE
[FORM OF FACE OF NOTE]
          THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY COEUR D’ALENE MINES CORPORATION AND THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.
          UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO COEUR D’ALENE MINES CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          PRINCIPAL OF THIS NOTE IS PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.
COEUR D’ALENE MINES CORPORATION
Senior Term Note due December 31, 2012
No. 1 $100,000,000
CUSIP No. 192108 AU2

ISIN US192108AU26
          COEUR D’ALENE MINES CORPORATION, an Idaho corporation (the “Company”), hereby promises to pay to Cede & Co. or registered assigns the principal amount of One Hundred Million United States Dollars ($100,000,000) in equal quarterly installments as hereafter provided ending on December 31, 2012 (the “Maturity Date”), together with interest thereon at a rate of six and one-half percent (6.5%) per annum, from February 5, 2010 or from the most recent Installment Date to which interest has been paid or duly provided for, quarterly on the same dates on which installments of principal are due. Quarterly installments of principal and interest are due on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2010 (each, an "Installment Date”). The principal and interest so payable, and punctually paid or duly provided for, on any Installment Date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at 5:00 p.m., New York time, on the record date for such interest, which shall be March 15, June 15, September 15 or December 15, (whether or not a Business Day), as the case may be, next preceding such Installment Date (each, the “Record Date” for the applicable Installment Date). Any such principal or interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at 5:00 p.m., New York time, on a special record date for the payment of such defaulted interest to be fixed by the Trustee (as defined on the reverse hereof), notice whereof shall be given to Holders not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
          Interest on this Note shall be computed on the basis of a 360-day year of twelve (12) thirty (30)-day months. If an Installment Date is not a Business Day, payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of such payment by virtue of the payment being made on such later date. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          This Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State.
          The holder hereof takes this Note subject to the terms and conditions of the Indenture.

          Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
Dated:

COEUR D’ALENE MINES CORPORATION,
By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
      AUTHENTICATION
THE BANK OF NEW YORK MELLON,
      as Trustee, certifies that this is one of the
     Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]
Senior Term Note due December 31, 2012
          COEUR D’ALENE MINES CORPORATION, an Idaho corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), has issued this Note under an indenture dated as of February 5, 2010 (the “Original Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of February 5, 2010 (the “First Supplemental Indenture”), among the Company and the Trustee (the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders and of the terms upon which the Notes are, and are to be, authorized and delivered. Capitalized terms used in this Note and not defined in this Note shall have the meanings set forth in the First Supplemental Indenture. In the event of any inconsistency between the terms of this Note and the terms of the First Supplemental Indenture, the terms of the First Supplemental Indenture shall control.
ARTICLE 1
     Payments of Principal. On each Installment Date, the Company shall pay to the Person who is the registered Holder of this Note on the Record Date for such Installment Date an amount of principal equal to one-twelfth (1/12th) of the original principal amount of this Note, which shall be payable in cash and/or Common Shares in accordance with and in the manner specified in the First Supplemental Indenture. The entire principal amount of this Note, to the extent not earlier paid or declared due and payable in accordance with and in the manner specified in the First Supplemental Indenture, shall in all events be due and payable on the Maturity Date. Except as set forth in the First Supplemental Indenture, the Company may not prepay or redeem any portion of the outstanding principal balance of this Note, nor may the Holder of this Note require the redemption, repurchase or repayment hereof at the option of the Holder.
     Interest. Interest shall accrue on the outstanding principal balance of this Note at an annual rate equal to six and one-half percent (6.5%). Accrued and unpaid interest shall be paid on each Installment Date in cash and/or Common Shares in accordance with and in the manner specified in the First Supplemental Indenture to the Person who is the registered Holder of this Note on the Record Date for such Installment Date. Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), the Company will pay Default Interest on the outstanding principal balance of and unpaid interest on this Note and certain other amounts due in connection therewith in accordance with and in the manner specified in the First Supplemental Indenture.
     Manner of Payment. Holders must surrender Notes to the Paying Agent as a condition to collecting the final payment of principal and interest and any other amounts then due and payable thereon. The Company will pay principal and interest, to the extent payable in cash, in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.
          If Common Shares are to be issued to a Holder on an Installment Date, then the Company shall on the applicable Installment Date deliver such shares in the manner provided in the First Supplemental Indenture.
          If any fractional Common Share otherwise would be issuable as a result of the issuance of Common Shares on an Installment Date, the Company shall calculate and pay to the Holders of Notes a cash adjustment in lieu of such fractional share at a rate equal to the highest daily VWAP per share for the five consecutive Trading Days immediately preceding the Trading Day prior to the Installment Date.
          The Company shall pay cash interest and principal due on this Note by wire transfer of immediately available funds to the account of the Depository or its nominee.
     Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated wholly-owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
ARTICLE 2
     Events of Default. Except as specified in the Indenture, if an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare the principal of and accrued but unpaid interest and all other amounts due on the Notes to be due and payable.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest and all other amounts due on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.
ARTICLE 3
     Redemption or Repurchase upon Change in Control. Upon the occurrence of a Change in Control with respect to the Company, (a) the Holder of this Note will have the right to require the Company to repurchase this Note, and (b) the Company will have the right to redeem all of the Notes, in either case in accordance with and upon the terms and at the price specified in the First Supplemental Indenture.
ARTICLE 4
     Section 11.01 Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the

Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.
     Section 11.02 Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of it for all purposes.
     Section 11.03 Unclaimed Funds. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest and any Common Shares or other property due in respect of the Notes that remains unclaimed for two years after the Maturity Date, and, thereafter, Holders entitled to the money and/or securities must look to the Company for payment as general creditors unless applicable abandoned property law designates another Person.
     Section 11.04 Amendment, Waiver. Subject to certain exceptions, the Indenture contains provisions permitting an amendment of the Indenture or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then Outstanding and the waiver of any Event of Default (other than any continuing Event of Default in payment of interest or principal amount of the Notes or in respect of provisions that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision with the written consent of the Holders of a majority in principal amount of the Notes then Outstanding.
          In addition, the Indenture permits an amendment of the Indenture or the Notes without the consent of any Holder under circumstances specified in the Indenture. The Indenture also permits an amendment of the Indenture or the Notes only with the consent of any Holder affected thereby under circumstances specified in the Indenture.
     Section 11.05 Trustee Dealings with the Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
          For the purposes hereof, “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     Section 11.06 No Recourse Against Others. A director, officer, employee, incorporator, stockholder or partner, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

     Section 11.07 Authentication. This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
     Section 11.08 Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
     Section 11.09 CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of repurchase and reliance may be placed only on the other identification numbers placed thereon.
     Section 11.10 Copy of Indenture. The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.
[Remainder of Page Left Blank Intentionally]

ASSIGNMENT
          For value received                                                               hereby sell(s) assign(s) and transfer(s) unto                                                              (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                                              attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee
NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

EXHIBIT B
PRINCIPAL AND INTEREST DUE ON EACH INSTALLMENT DATE

Installment			Installment
Date	Principal	Interest	Amount
3/31/2010	$8,333,333	$993,056	$9,326,389
6/30/2010	$8,333,333	$1,489,583	$9,822,917
9/30/2010	$8,333,333	$1,354,167	$9,687,500
12/31/2010	$8,333,333	$1,218,750	$9,552,083
3/31/2011	$8,333,333	$1,083,333	$9,416,667
6/30/2011	$8,333,333	$947,917	$9,281,250
9/30/2011	$8,333,333	$812,500	$9,145,833
12/31/2011	$8,333,333	$677,083	$9,010,417
3/31/2012	$8,333,333	$541,667	$8,875,000
6/30/2012	$8,333,333	$406,250	$8,739,583
9/30/2012	$8,333,333	$270,833	$8,604,167
12/31/2012	$8,333,333	$135,417	$8,468,750
     All amounts in the table above are listed without giving effect to any IA Base Payment, IA Additional Cash Payment, EC Payment, IA Non-Stock Base Payment, Delivery Failure Amount, EOD Cash Payment Amount, EOD Base Payment, CR Base Payment, CR Cash Payment Amount, liquidated damages or other adjustments as provided in the First Supplemental Indenture, and as necessary to reflect any repurchase of Notes by the Company.